Exhibit C

                                    GPU, Inc.
                   100 Interpace Parkway, Parsippany, NJ 07054


                                   Certificate


      Pursuant to the requirements of Rule 58 of the Public Utility Holding Company Act of 1935, the undersigned certifies that:

      (a) GPU Inc's (GPU) report on Form U-9C-3 for the quarter ended June 30, 1997, is the first such quarterly report filed with the Securities and Exchange Commission (SEC) and therefore, GPU has not filed such a quarterly report for the previous quarter with any state commission.

      (b) A conformed copy of the quarterly report on Form U-9C-3 shall be filed with the interested state commissions promptly after filing with the SEC. The names and addresses of the state commissions having jurisdiction over the electric retail rates of GPU's public utility subsidiary companies are as follows *:

               New Jersey Division of Energy
               Board of Public Utilities
               Two Gateway Center
               Newark, NJ 07102

               Commonwealth of Pennsylvania
               Public Utility Commission
               P.O. Box 3265
               Harrisburg, PA 17105-3265




 September 12, 1997
                               By /s/ P. R. Chatman
                                  P. R. Chatman,
                                  Assistant Comptroller -
                                  GPU Service, Inc.



 * Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

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